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Jeff Hall, Chief Financial Officer                                                                                                                            Media Contact
David Myers, Vice President Investor Relations                                                                                               Steve Littlejohn
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Express Scripts Warns of Potential Large Data Breach Tied To Threat

ST. LOUIS, November 6, 2008 – Express Scripts (Nasdaq: ESRX), one of the largest pharmacy benefit management companies in North America, today announced that it has received a letter from an unknown person or persons trying to extort money from the company by threatening to expose millions of the company’s patients’ records.

The letter included personal information of 75 members, including their names, dates of birth, social security numbers, and in some cases, their prescription information. The company said it has notified the affected members. It also immediately notified the FBI, which is investigating the crime. The company also said that it is conducting its own investigation with the help of outside experts in data security and computer forensics.  The letter arrived in early October.

“We have been conducting a thorough investigation since we received this threat and we are taking it very seriously,” said George Paz, chairman and chief executive officer. “We are cooperating with the FBI and are committed to doing what we can to protect our members’ personal information and to track down the person or persons responsible for this criminal act.”

“Express Scripts is committed to the privacy and security of our members’ personal information,” said Paz, “so a threat like this against our members is outrageous.”

Express Scripts said it deploys a variety of security systems designed to protect their members’ personal information from unauthorized access.  “However, as security experts know, no data system is completely invulnerable,” Paz said. “We continue to conduct our investigation. We are notifying our members and clients to enable them to take steps to protect themselves from possible identity theft.”

Express Scripts announced that it has launched a website for members to obtain information about this security incident and to access resources and information to help them protect themselves against the possibility of identity theft. The location of this website is: www.esisupports.com

Headquartered in St. Louis, Missouri, Express Scripts, Inc. is one of the largest PBM companies in North America.  It provides pharmacy benefit management services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers' compensation, and union-sponsored benefit plans.

More information about the company can be found at http://www.express-scripts.com